AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 11, 1997.
                                                       FILE NO.




                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                            ______________________
                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                            ______________________
                              APHTON CORPORATION
            (Exact name of registrant as specified in its charter)
        CALIFORNIA                                             95-3640931
     (State or other                                            (I.R.S.
       jurisdiction                                             EMPLOYER
     of incorporation                                        IDENTIFICATION
     or organization)                                           NUMBER)
                                 P.O. Box 1049
                       Woodland, California 95776
                       (916) 666-5226
                       (Address, including zip code, and
                       telephone number,
                       including area code, of registrant's
                       principal executive offices)
                          ___________________________

                                PHILIP C. GEVAS
                     President and Chief Executive Officer
                              APHTON CORPORATION
                                 P.O. Box 1049
                          Woodland, California  95776
                                (916) 666-5226
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
                           TIMOTHY B. GOODELL, ESQ.
                                 WHITE & CASE
                          1155 AVENUE OF THE AMERICAS
                           NEW YORK, NEW YORK  10036
                          ___________________________

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ( )
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. (X)
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ( )

                                                   CALCULATION OF REGISTRATION FEE

                                                                 PROPOSED MAXIMUM         PROPOSED MAXIMUM         AMOUNT OF
             TITLE OF SECURITIES               AMOUNT TO         AGGREGATE PRICE         AGGREGATE OFFERING       REGISTRATION
               TO BE REGISTERED              BE REGISTERED          PER SHARE                PRICE)(1)                FEE

     Common Stock, no par value                                                              $6,050,000            $1,833.33

(1)  For the purpose of calculating the Registration Fee in accordance with Rule 457(o), the Proposed Maximum Aggregate Offering
     Price represents the outstanding principal amount of a Senior Redeemable Convertible Debenture (the "Debenture") held by the
     Selling Stockholder, plus the estimated interest which shall accrue on the Debenture, which amount, except under the limited circumstances described herein, shall be converted into Common Stock prior to the offering and sale hereunder at a price per share equal to the lesser of $25.00 or 82% of the average closing bid price of the Common Stock for the five consecutive trading days immediately prior to conversion.

                            ______________________
   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED JULY 11, 1997

                     SHARES OF COMMON STOCK, NO PAR VALUE

                              APHTON CORPORATION


     This Prospectus relates to offers and sales, if any, of a presently indeterminate number of shares (the "Resale Shares") of common stock, no par value (the "Common Stock"), of Aphton Corporation (the "Company" or "Aphton"), which may be offered or sold from time to time by the selling stockholder named herein (the "Selling Stockholder"), after receipt by such Selling Stockholder (a) on conversion by the Selling Stockholder of that certain $5,000,000 Senior Redeemable Convertible Debenture due April 15, 2000, of the Company (the "Debenture"), issued to the Selling Stockholder, (b) in lieu of cash payments of interest on the Debenture or (c) upon redemption of the Debenture. The Company issued the Debenture to the Selling Stockholder through a private placement of such Debenture completed on April 15, 1997.

     The Company will receive no part of the proceeds of any sales of Resale Shares by the Selling Stockholder, but will receive the conversion price for each Resale Share issued pursuant to any conversion of the Debenture. The conversion price is equal to the lesser of (i) $25 per share (the "Fixed Conversion Price" or (ii) 82% of the average closing bid price of the Common Stock as quoted on NASDAQ (as defined) for the five consecutive trading days ending on the trading day immediately preceding the date of conversion, sub-ject to adjustment in accordance with the terms of the Debenture. Notwithstanding the foregoing, if, on the conversion date such average closing bid price exceeds $35 per share (as adjusted in accordance with the terms of the Debenture), the Fixed Conversion Price shall be increased by 50% of the amount by which such bid price exceeds $35 per share. The Company has agreed to pay the costs and expenses incurred in connection with the registration of the Resale Shares, but the Selling Stockholder will be responsible for all selling commissions, transfer taxes and related charges in connection with offers and sales, if any, by it of Resale Shares. See "Plan of Distribution."
                              __________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.
                              __________________

 SEE "RISK FACTORS" COMMENCING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS
   THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON
STOCK.

     The Selling Stockholder may sell all or a portion of the Resale Shares in transactions (which may involve one or more block transactions) on the National Association of Securities Dealers Inc. Automated Quotation System ("NASDAQ") National Market System, in negotiated transactions or in the over-the-counter market at then-prevailing market prices, at prices related to such prices or at negotiated prices. The Selling Stockholder may effect some or all of such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder. The Selling Stock-holder and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any discounts, concessions or commissions received by such broker-dealers and any profits realized on the resale of Resale Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Stockholder against certain liabilities, including, without limitation, certain liabilities under the Securities Act.

To the extent required, the specified Resale Shares to be sold, the public offering price, the names of any such broker-dealers, and any applicable commission or discount with respect to any particular offer will be set forth in a prospectus supplement. See "Plan of Distribution."

     The Common Stock of the Company is traded on the NASDAQ National Market System under the symbol "APHT". On July 9, 1997, the last reported sales price of the Company's Common Stock on the NASDAQ National Market System was $13.50 per share.

                THE DATE OF THIS PROSPECTUS IS JULY ___, 1997.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY APHTON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF APHTON SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.

                              __________________

                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1204, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048, and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site on the internet at http://www.sec.gov, that contains the Company's reports, proxy statements and other information. Such material can also be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement"), with respect to the Resale Shares, of which this Prospectus forms a part. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. For further information regard-ing the Company and the Shares, reference is made to such Registration Statement and the exhibits and schedules thereto. The Registration Statement and the exhibits and schedules thereto may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Room 1204, Washington, D.C. 20549, and copies may be obtained from the Commission at prescribed rates.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference and made a part hereof, except as superseded or modified herein: the Company's Annual Report on Form 10-K for the year ended April 30, 1996 and the Company's Quarterly Reports on Form 10-Q for the Quarters ended July 31, 1996, October 31, 1996 and January 31, 1997.

     All documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares covered by this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement con-tained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS THAT HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). SUCH REQUESTS SHOULD BE DIRECTED TO THE COMPANY: APHTON CORPORATION, P.O. BOX 1049, WOODLAND, CA 95776-1049 (TELEPHONE: (916) 666-
5226).


                  PROJECTIONS AND FORWARD-LOOKING STATEMENTS

     Certain statements in this Prospectus constitute "forward-looking statements" within the meaning of the Securities Act. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated in the Prospectus. Such risks and uncertainties include, among others, those described under the heading "Risk Factors." Forward-looking statements are made based upon management's expectations, assumptions, judgments and beliefs concerning future developments and global economic, industry and financial market conditions, and their potential effect upon the Company.

                                  THE COMPANY


     Aphton Corporation is a biopharmaceutical company developing products using its innovative vaccine-like technology for neutralizing, or "blocking," hormones. The precisely targeted hormones are those that participate in diseases, both malignant and non-malignant, in (a) the gastrointestinal system and (b) the reproductive system. These products, called immunogens, treat the following diseases: (a) Gastroesophageal Reflux Disease (GERD, or severe heartburn), ulcers and colorectal, stomach, liver and pancreatic cancers; (b) endometriosis and prostate, breast, endometrial and ovarian cancers.

     Aphton's approach to the treatment of major diseases is to employ (anti) "hormone therapy." Aphton's hormone therapy involves neutralizing, or blocking, hormones which play a critical role in diseases of the gastrointestinal and reproduction systems. Aphton has selected the strategy of hormone therapy because it has proved, over many years, to be efficacious in the treatment of major diseases, both malignant and non-malignant; in short, because this risk-averse strategy has been proven to be effective in humans. Well-documented examples of such efficacy in humans are: blocking gastrin (Proglumide) and histamine (Zantac, Tagamet), which in turn is stimulated by gastrin, in order to reduce stomach acid to treat ulcerations of the esophagus and to heal or prevent peptic ulcers; blocking estrogen (Tamoxifen) for breast cancer therapy and blocking testosterone for prostate cancer therapy.

     Aphton has successfully completed both the safety and dose-ranging phases of its Phase I/II clinical trial with its immunotherapeutic product, Gastrimmune(TM) with terminal cancer patients. Aphton has demonstrated, during the dose-ranging phase, that Gastrimmune(TM) is very potent, induces large antibody responses in terminally ill patients (without the need for its adjuvant, a general immune system stimulant). Aphton is in position to proceed to the Phase III trial program for all of the above gastrointestinal system cancers and has selected stomach cancer as the first indication for which regulatory approval will be sought.

     In February, 1997 Aphton signed an agreement with Pasteur Merieux Connaught ("PMC") (Rhone-Poulenc Group), a leader in medical science and research and the world's largest vaccine manufacturer and marketer, for a strategic alliance for Gastrimmune(TM), for all human cancer applications, including stomach, colorectal, liver and pancreatic cancers. Under the terms of the twenty-year agreement, Aphton will be responsible for product development, clinical trials and regulatory agency approvals, and PMC will be responsible for promotion, advertising, marketing, distribution and sales of Gastrimmune(TM) in the United States, Canada, Europe (including the C.I.S. countries) and Mexico. In addition, Aphton and PMC will enter into agreements providing for the supply of Gastrimmune(TM) to PMC and the supply of certain components of Gastrimmune(TM); and other Aphton products to Aphton. PMC will fund the costs associated with product introduction, promotion, advertising and marketing throughout the territory covered by the agreement. Under the terms of the agreement, in addition to upfront consideration, Aphton will receive the majority of the profits from sales of Gastrimmune(TM), with the balance of profits to be retained by PMC. Discussions are continuing between PMC and Aphton for marketing rights to Gastrimmune(TM) in Japan and other Asian markets.

     Aphton's immunogen, Gonadimmune(TM), for use in breast and prostate cancer therapy, among other reproductive system diseases, has now successfully completed the toxicology testing (safety) required for human use, having previously completed extensive and successful preclinical animal testing (safety and efficacy). These efficacy tests, which compared Gonadimmune(TM) to currently used therapeutic drugs, were reported upon in the scientific literature and met or exceeded all of Aphton's expectations. Aphton plans to initiate a Phase I/II clinical trial for both breast cancer and prostate cancer patients with this product.

     Aphton has exclusive manufacturing, distribution and sales rights for an immunocontraceptive product, also utilizing vaccine-like technology. Aphton is collaborating with the World Health Organization (WHO) on the clinical development of the product. This product will be sold, when approved, worldwide in both the developed and the developing countries and will confer protective immunity and prevent pregnancy.

     Aphton's strengths include its innovative technology and products which specifically neutralize, or block, hormones in a novel manner, providing significant benefits and advantages over conventional drugs (blockers), some of which have severe disadvantages. Aphton's products, of course, must proceed successfully through the clinical trials and regulatory process in the same manner as many newly discovered drugs whose mode of action, in contrast, have not been demonstrated previously to be clinically effective in humans. However, Aphton believes that employing a strategy of therapeutic approach that has been proven effective in humans significantly reduces risk and enhances the likelihood of: clinical trials success; obtaining regulatory agency approval; achieving commercial success in the market place; and, benefiting large numbers of patients suffering from these serious diseases.

     In view of the foregoing, Aphton believes that its crucial task, in addition to proper planning and execution during clinical trials, is to demonstrate in human trials that each product induces the patient's immune system to neutralize, or block, its targeted hormone. Aphton believes that therapeutic efficacy should then follow and be demonstrated in the pivotal Phase III trials, given the history of success and efficacy for hormone therapy.

                                 RISK FACTORS

     In addition to the other information contained in this Prospectus, the following risk factors should be carefully considered.


     EARLY STAGE OF PRODUCT DEVELOPMENT. All of the Company's potential products are in research and development, and no revenues have been generated from product sales. The Company's most advanced potential product, an immunogen for the treatment of colorectal cancer, is only in the dose-ranging clinical trial phase in the United Kingdom, and results obtained in pre-clinical studies are not necessarily indicative of results that will be obtained in the clinical trial. The Company's other current potential products, for the treatment of stomach cancer, pancreatic cancer, GERD, chronic peptic ulcers, breast cancer, endometriosis and prostate cancer are at the same (stomach and pancreatic cancer) or even earlier phases of development. All of the Company's potential products will require significant additional research and development and expensive, extensive, time consuming clinical testing prior to commercial use. Accordingly, the Company does not expect to derive revenues from these products for a number of years, if at all. There can be no assurance that these potential products will be successfully developed into immunogens that can be administered to humans or that any such immunogen will prove safe and effective in clinical trials or cost-effective to manufacture and administer. In addition, there can be no assurance that the Company will not encounter problems in clinical trials that will cause the Company to delay or suspend a clinical trial, that such of the Company's products as are currently under development will be completed successfully within any specified time period, if at all, that such testing will show such products to be safe or effective or that any of the Company's products will receive required regulatory approval. Further, if any of the Company's products do receive regulatory approval, there can be no assurance that the Company will be capable of producing such products in commercial quantities at reasonable costs or that such products will be accepted by the marketplace.

     ABSENCE OF PROFITABLE OPERATIONS; NO DIVIDENDS. The Company has experienced significant operating losses since its inception in 1981 and expects to continue to incur substantial operating losses for at least the next several years. Losses are expected to increase as a result of the expenses associated with clinical testing and research and development. As of April 30, 1997, the Company had an accumulated deficit of approximately $25 million. The Company's ability to achieve profitability depends upon its ability, alone or through relationships with third parties, to successfully develop its technology and products, to obtain required regulatory approvals and to manufacture, market and sell such products. There can be no assurance that the Company will ever have profitable operations or that profitability, if achieved, can be sustained on an ongoing basis.

     The Company has never paid any dividends and does not expect to pay cash dividends in the foreseeable future.

     CAPITAL REQUIREMENTS; UNCERTAINTY OF ADDITIONAL FINANCING. The development of the Company's technology and products will require a commitment of substantial funds to conduct the costly and time-consuming research and clinical trials necessary for such development. The Company's future capital requirements will depend on many other factors including continued scientific progress in the research and development (clinical trials) of the Company's products, the ability of the Company to collaborate with others for the manu-facture, marketing and sale of its products, the cost of regulatory approvals, the cost of establishing, maintaining and enforcing intellectual property rights, competing technological and market developments and changes in Aphton's existing research relationships. The Company's net rate of expenditure during the two year period ended April 30, 1997 averaged approxi-mately $431,000 per month. The rate of expenditure, however, is anticipated to increase substantially as the Company commences Phase III clinical trials for its Gastrimmune(TM) products. Such rate of expenditure may increase further if the Company pursues preclinical studies or clinical trials for its other products at a faster rate than currently anticipated. The Company believes that its current capital resources, which are composed primarily of cash and cash equivalents, should be sufficient, barring unforeseen circumstances, to fund its operating expenses and capital requirements as currently planned into the year 2000.

     The Company may seek additional financing through collaborative arrangements or through public or private equity or debt financings. There can be no assurance that additional financing will be available on acceptable terms or at all. If additional funds are raised by issuing equity securities, dilution to the interests of shareholders may result. If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate one or more of its research or development programs or to obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, potential products or products that the Company would otherwise seek to develop or commercialize itself.

     DIFFERENT APPROACH TO DISEASE TREATMENT; NO PROOF OF EFFICACY OR MARKET ACCEPTANCE. The Company believes that its products under development are based on an approach to disease therapy and prevention which previously has not been utilized successfully by any pharmaceutical or biotechnology company. There can be no assurance that the Company's product development efforts will be successfully completed, that the Company's products will be proven to be safe and effective, that approval by the U.S. Food and Drug Administration ("FDA") or any other applicable regulatory agency will be obtained or that medical centers, hospitals, physicians or patients will accept the Company's products as readily as current drug therapies or other forms of treatment. Undesirable and unintended side effects or unfavorable publicity concerning any of the Company's products or other products incorporating a similar approach could limit or curtail commercial use of the Company's products and could have an adverse effect on the Company's ability to obtain regulatory approvals and to achieve physician and patient acceptance.

     GOVERNMENT REGULATION AND PRODUCT APPROVALS. The research, preclinical development, clinical trials, manufacturing and marketing of Aphton's products are subject to extensive regulation by numerous governmental authorities in the United States and other countries. Clinical trials and manufacturing and marketing of products will be subject to rigorous testing and approval processes by the FDA and equivalent foreign regulatory authorities, including the Medicines Control Agency ("MCA") in the United Kingdom. The process of obtaining FDA and other required regulatory approvals is lengthy and expensive. The time required for FDA approval is uncertain, and typically takes a number of years, depending on the type, complexity and novelty of the product. Since certain of the Company's planned products involve the application of new technologies and are based on a new therapeutic approach, regulatory approvals may be obtained more slowly than for products produced using more conventional technologies. Additionally, delays or disapprovals may be encountered based upon additional government regulation resulting from future legislation or administrative action or changes in FDA or equivalent foreign regulatory policy made during the period of product development and regulatory review.

     The Company plans to apply for MCA approval to commercialize its poten-tial immunogen for the treatment of one or more of the gastrointestinal system cancers and ulcerations previously described prior to applying for similar FDA approval. Even if the Company obtains MCA approval, FDA approval would still be required prior to marketing such a product in the United States. To date, the Company has not filed any application with the FDA for any of its planned products. There is no assurance as to if or when the Company will be able to file an Investigational New Drug application ("IND") (a type of submission used to ultimately obtain FDA approval to market a new drug) with the FDA or as to if or when after such filing the FDA would permit the Company to proceed with clinical trials in the United States. Clinical trials will seek safety data as well as efficacy data and will require substantial time and signifi-cant funding. There is no assurance that clinical trials in the United Kingdom will be fully completed and no assurance that clinical trials will be started or completed successfully in the United States or any other country within any specified time period, if at all, with respect to any of the Com-pany's products. Furthermore, the Company, the MCA or the FDA may suspend clinical trials at any time if it is determined that the participants in such trials are being exposed to unacceptable health risks. Aphton cannot assure that approval for any products developed by the Company will be granted by applicable regulatory agencies on a timely basis, if at all, or, if granted, that such approval will cover all the clinical indications for which the Company is seeking approval or will not contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use. Any delay in obtaining, or failure to obtain, such approvals would adversely affect the Company's ability to generate product revenue. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution. In addition, the marketing and manufacturing of drugs and biological products are subject to continuing FDA review, and later discovery of previously unknown problems with a product, its manufacture or its marketing may result in the FDA requiring further clinical research or restrictions on the product or the manufacturer, including withdrawal of the product from the market.

     TECHNOLOGICAL CHANGE; COMPETITION. The treatment of diseases such as those to which the Company's products are directed is subject to rapid, unpredictable and significant change. The Company's products under development seek to address certain cancers and diseases currently addressed, to some extent, by existing or evolving products and technologies of other biotechnology and pharmaceutical companies. Competition from other biotechnology companies, large pharmaceutical companies and universities and other research institutions is intense and is expected to increase. Many of these companies and institutions have substantially greater resources, research and development staffs and facilities than the Company and have substantially greater experience in obtaining regulatory approval, and in manufacturing and marketing pharmaceutical products. In addition, other technologies may in the future be the basis of competitive products. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective than those being developed by the Company or that would render the Company's technology and products obsolete or noncompetitive.

     UNCERTAINTY OF PROTECTION OF PATENTS AND PROPRIETARY RIGHTS. The Company's success will depend in large part on its ability to obtain patents, both in the United States and in other countries, maintain its unpatented trade secrets and operate without infringing on the proprietary rights of others. The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions, and therefore the breadth and enforceability of claims allowed in patents obtained by the Company cannot be predicted.

     The Company holds issued patents and has pending patent applications and patent applications in preparation. Among the patent applications filed are additional composition and use applications covering the Company's colorectal and stomach cancer, GERD, chronic peptic ulcer, breast cancer and prostate cancer products. Aphton intends to file additional patent applications, when appropriate, relating to its technologies, improvements to its technologies and specific products it may develop. There can be no assurance, however, that its pending applications or patent applications in preparation or to be prepared will be issued as patents. Additionally, there can be no assurance that any issued, pending or future patents, will not be challenged, invalidated or circumvented, or that the rights granted will provide proprie-tary protection or competitive advantages to the Company. If any of the Company's patents are invalidated or held to be unenforceable, the Company could lose the protection of rights believed by it to be valuable, and its business could be materially and adversely affected. Additionally, the existing patents, patents pending and patents that may subsequently be obtained by the Company will not necessarily preclude competitors from developing products that can be marketed in competition with products developed by the Company and thus would substantially lessen the value of the Company's proprietary rights.

     The commercial success of the Company also will depend, in part, on Aphton not infringing patents issued to others. There is no assurance that the Company's products will not infringe on the patents or proprietary rights of others. The Company may be required to obtain licenses to patents, patent applications or other proprietary rights of others. The Company cannot assure that any such licenses would be made available on terms acceptable to the Company, if at all. If the Company does not obtain such licenses, it could encounter delays in product introductions while it attempts to design around such patents, or the development, manufacture or sale of products requiring such licenses could be precluded. The Company could incur substantial costs, including diversion of management time, in defending itself in litigation brought against it on such patents or in litigation in which the Company asserts its patents against another party, or in litigation brought by another party asserting its patents against the Company. If competitors of the Company prepare and file patent applications in the United States that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine priority of invention, which could result in substantial financial costs to the Company and diversion of management attention, even if the eventual outcome is favorable to the Company. The Company believes there will continue to be significant litigation in the industry regarding patent and other intellectual property rights.

     The Company also relies on trade secrets to protect its technology, especially where patent protection is not believed to be appropriate or obtainable. Thus, Aphton protects its proprietary, technology and processes, in part, by confidentiality agreements with its employees, consultants and certain contractors. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors.

     DEPENDENCE ON OTHERS FOR MANUFACTURING AND MARKETING. The Company has no manufacturing facilities for commercial production of its products under development and has no experience in marketing, sales or distribution. The Company intends to establish arrangements with and rely on third parties, including large pharmaceutical companies, to manufacture, market, sell and distribute any product it develops. Although the Company believes that parties to any future arrangements will have an economic incentive to successfully perform their contractual responsibilities, the amount and timing of resources to be dedicated to these activities will not be within the Company's control. There can be no assurance that such parties will perform their obligations as expected, that the Company will derive any revenues from such arrangements or that the Company's reliance on others for manufacturing products will not result in unforeseen problems with product supply. If the Company should encounter delays or difficulties in establishing relationships with third parties to produce, package and distribute any product it develops, market introduction and subsequent sales of such products would be adversely affected. Moreover, contract manufacturers that the Company may use must adhere to current good manufacturing practice ("GMP") regulations enforced by the FDA through its facilities inspection program. If these facilities cannot pass a pre-approval plant inspection, any FDA pre-market approval of the Company's potential products would be adversely affected. Additionally, such manufacturers are subject to continual review and periodic inspections by the FDA and discovery of previously unknown problems with a manufacturer or facility may result in FDA restrictions which could adversely affect the manufacture and marketing of the Company's products.

     DEPENDENCE ON AND NEED FOR KEY PERSONNEL. The Company is dependent upon the services of its senior management, none of whom are subject to an employment agreement with the Company. The Company has not insured itself against the loss, due to death or disability, of any key personnel. The Company believes, however, that the loss of the services of any key personnel would not have a material adverse effect on the Company. Because of the specialized nature of its business, the Company's success also depends upon its ability to attract and retain highly qualified scientists and other technical personnel. The Company faces intense competition for such persons and there can be no assurance that the Company will be able to attract or retain such individuals.

     UNCERTAIN EFFECT OF HEALTH CARE REFORMS. The levels of revenues and profitability of biotechnology and pharmaceutical companies, including the Company, may be affected by the continuing efforts of governmental and third-party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to control health care costs. It is uncertain what legislative proposals, if any, will be adopted or what actions federal, state or third-party payors may take in response to any health care reform proposals or legislation. The Company cannot predict the effect health care reforms may have on its business, and no assurance can be given that any such reforms will not have a material adverse effect on the Company. Further, to the extent that such proposals or reforms have an adverse effect on the business, financial condition and profitability of other biotechnology or pharmaceutical companies that are prospective corporate partners for certain of the Company's products, the Company's ability to commercialize its products may be adversely affected.

     THIRD PARTY REIMBURSEMENT. Successful commercialization of the Company's products will depend in part on the availability of adequate reimbursement from third-party health care payors, such as government and private health insurers and other organizations. Third-party payors are increasingly challenging the pricing of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance that any product that the Company succeeds in bringing to market will be eligible for reimbursement at a level which is sufficient to enable the Company to achieve market acceptance of its products or to maintain appropriate pricing. Without such reimbursement, the market for the Company's products may be limited. Significant reductions in insurance coverage also may have an adverse affect on the Company's future operations.

     PRODUCT LIABILITY CLAIMS AND UNINSURED RISK. The use of any of the Com-pany's products, whether for commercial applications or during pre-clinical or clinical trials, exposes the Company to an inherent risk of product liability claims in the event such products cause injury or result in adverse effects. Such liability might result from claims made directly by health care institutions, contract laboratories or others selling or using such products. The Company currently maintains product liability coverage against risks associated with testing its products in clinical trials. Insurance coverage for product liabilities, however, is becoming increasingly expensive and dif-ficult to obtain. There can be no assurance that insurance coverage will be available in the future at an acceptable cost, if at all, or in sufficient amounts to protect the Company against such liability. The obligation to pay any product liability claim in excess of whatever insurance the Company is able to acquire could have a material adverse effect on the business, financial condition and future prospects of the Company.

     HAZARDOUS MATERIALS; ENVIRONMENTAL MATTERS. The Company's research and development activities involve the controlled use of hazardous materials, chemicals, cultures and various radioactive compounds. The Company is subject to federal, state and local laws and regulations governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company may be required to incur significant costs to comply with environmental laws and regulations in the future. Current or future environmental laws or regulations could materially adversely affect the Company's business, financial condition and results of operations.

     CONCENTRATION OF OWNERSHIP. At April 30, 1997, the Company's officers and directors, together with the principal co-founders of the Company who are members of its Scientific Advisory Board, beneficially own approximately 47% (45% on a fully-diluted basis) of the Company's outstanding Common Stock. Such a high level of ownership by such persons may have a significant effect in delaying, deferring or preventing any potential change in control of the Company.

     POSSIBLE VOLATILITY OF STOCK PRICE. The market price of the Company's Common Stock, like that of securities of other biotechnology companies, has fluctuated significantly in recent years and is likely to fluctuate in the future. Announcements by the Company or others regarding scientific discoveries, technological innovations, litigation, commercial products, patents or proprietary rights, the progress of clinical trials, government regulation, public concern as to the safety of drugs and reliability of the Company's testing processes, and general market conditions may have a signifi-cant effect on the market price of the Common Stock. Fluctuations in financial performance from period to period also may have a significant impact on the market price of the Common Stock.

     OUTSTANDING WARRANTS; SHARES AVAILABLE FOR FUTURE ISSUANCE AND SALE. As of June 30, 1997, the Company had outstanding warrants to purchase 2,009,300 shares of Common Stock expiring at various dates through December 31, 2015, with exercise prices ranging from $0.25 to $24.00 per share, all of which contain anti-dilution provisions. The exercise of these warrants could result in dilution of the value of the Shares and the voting power represented thereby. The Company may issue additional capital stock, warrants and/or options to raise capital in the future which could result in additional dilution. See, "Risk Factors -- Capital Requirements; Uncertainty of Additional Financing." Additionally, to attract and retain key personnel, the Company may issue additional securities, including stock options.

     No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of the Common Stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and may make it more difficult for the Company to sell its equity securities in the future at a time and price which it deems appropriate. Public or private sales of substantial amounts of the Common Stock by persons or entities that have exercised options and/or warrants could adversely affect the prevailing market price of the Common Stock.


                                   DILUTION

     Net tangible book value per share is determined by dividing the difference between the total amount of tangible assets and the total amount of liabilities by the number of shares of Common Stock outstanding. As of April 30, 1997, the net tangible book value of the Company was approximately $1,023,000 or $.08 per share. On June 17, 1997, the net tangible book value of the Company was increased by $10 million or $.07 per share.

     If the Debenture was converted in full on April 30, 1997, there would be 13,276,125 shares of Common Stock outstanding with a net tangible book value of $.45 per share (assuming no change to the shares outstanding or net tangible book value as of April 30, 1997 other than pursuant to such conversion). Based on the foregoing assumption, the purchase of the Resale Shares through the conversion of the Debenture at an exercise price of $13.78 per share would result in the Debenture holder suffering immediate dilution of $13.33 per share.

     The sale of any Resale Shares by the Selling Stockholder, however, will transfer ownership of such Shares to purchasers participating in such offerings so that their sale will not have an effect on the Company's capitalization, balance sheet or net tangible book value per share.


                              SELLING STOCKHOLDER

     The following table sets forth certain information with respect to the Selling Stockholder. The Selling Stockholder named below may sell the Resale Shares offered hereby from time to time and may choose to sell less than all or none of such shares. The Selling Stockholder has not had any material relationship with the Company within the past three years.

     The number of shares to be owned by the Selling Stockholder following the offering of the Resale Shares assuming all Resale Shares are sold will be 0% of Aphton's outstanding Common Stock.

                                               BENEFICIAL              MAXIMUM                 BENEFICIAL
                                                OWNERSHIP             NUMBER OF                OWNERSHIP
                                                PRIOR TO                SHARES               AFTER OFFERING
 NAME                                           OFFERING            OFFERED(1)(2)         NUMBER OF SHARES(3)

 GFL Advantage Fund Limited                       5,255                461,859                  0

(1)      For purposes of this calculation an estimated per share price of $10.85 (as determined by using the variable conversion price of 82% of the average closing bid price of the Common Stock for the five consecutive trading days immediately prior to July 9, 1997) was used as the conversion price for the outstanding principal amount plus accrued interest of the
         Debenture.
(2)      Based upon the formula which is used for conversion of the outstanding principal amount plus accrued interest of the
         Debenture, the number of shares offered could potentially be higher under certain circumstances.
(3)      Assumes all Resale Shares are sold by the Selling Stockholder.

                                USE OF PROCEEDS

     The Company will receive no proceeds from the sale of any Resale Shares by the Selling Stockholder.

                         DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, no par value.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. At any election of directors, no shareholder shall be entitled to cumulative votes (i.e., cast for any one or more candidates a number of votes greater than the number of the shareholder's shares) unless such candidate or candidates' names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder's intention to cumulate the shareholder's votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomina-tion, and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit. In any election of directors, the candidates receiving the highest number of votes up to the number of directors to be elected are elected.

     Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no restrictions on alienation of the Common Stock, and no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and, upon payment of the conversion price for and issuance of the Resale Shares pursuant to the Debenture, all shares outstanding will be, fully paid and nonassessable.

WARRANTS

     As of June 30, 1997, there were warrants outstanding to purchase 2,009,300 shares expiring at various dates through December 31, 2015, with exercise prices ranging from $0.25 to $24.00. All of the warrants outstanding contain anti-dilution provisions. Except for institutional holders, which comprise less than 20% of the total, all of the warrants and the underlying common stock, if and when issued, have restrictive conditions and holding periods.

TRANSFER AGENTS AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is U.S. Stock Transfer Corporation, Glendale, California 91204.


                             PLAN OF DISTRIBUTION


     The sale of all or a portion of the Resale Shares offered hereby by the Selling Stockholder may be effected in transactions (which may involve one or more block transactions) on the NASDAQ National Market System, in negotiated transactions or in the over-the-counter market at then-prevailing market prices, at prices related to such prices or at negotiated prices. The Selling Stockholder may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder. The Selling Stockholder and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions or commissions received by such broker-dealers and any profits realized on the resale of Resale Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Company and the Selling Stockholder may agree to indemnify such broker-dealers against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Resale Shares may not simultaneously engage in market-making activities with respect to such shares for a period of one or five business days prior to the commencement of such distribution. In addition to, and without limiting, the foregoing, each of the Selling Stockholder and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of the Resale Shares by the Selling Stockholder or any such other person. All of the foregoing may affect the marketability of the Resale Shares.

     The Selling Stockholder, to the knowledge of the Company, has not entered into any selling agreement, underwriting agreement or other arrangement with any underwriting firm or broker-dealer for the offer or sale of the Resale Shares.

     To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any such broker-dealers,
(b) the number of shares involved, (c) the price at which such shares are to be sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and (f) other facts material to the transaction.

     There is no assurance that the Selling Stockholder will sell any or all of the Resale Shares offered hereby.

     The Company has agreed to pay certain costs and expenses incurred in connection with the registration of the Shares, except that the Selling Stockholder will be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of Resale Shares.

     In order to comply with the Securities laws of certain states, if applicable, the Resale Shares will be sold in such jurisdictions, if required, only through registered or licensed broker dealers.

     The Company has agreed to indemnify the Selling Stockholder against certain liabilities, including, without limitation, certain liabilities under the Securities Act.

     The Company has agreed to keep the registration statement relating to the offering and sale by the Selling Stockholder of the Resale Shares continuously effective until the earlier to occur of (i) April 15, 2000 and (ii) such earlier date as such Resale Shares shall have been sold by the Selling Stockholder.


                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by the law firm of White & Case, New York, New York.


                                    EXPERTS

     The Company's balance sheets as of April 30, 1996 and 1995 and statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended April 30, 1996 incorporated by reference in this prospectus have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

          SEC Registration fee  . . . . . . . . . . . . .   $  1,833
          Legal fees and expenses . . . . . . . . . . . . .   15,000
          Accounting fees and expenses  . . . . . . . . .      3,500
          NASDAQ Listing Fee  . . . . . . . . . . . . . . .    8,000
          Miscellaneous . . . . . . . . . . . . . . . . . .        0
               Total  . . . . . . . . . . . . . . . . . . .  $28,333

* All amounts are estimated except for the SEC Registration Fee.

Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The indemnification which may be provided by the Company, a California corporation, to its officers and directors ("Insiders") is governed by the provisions of Section 317 of the California Corporations Code (the "Code"). Under Section 317 the Company may indemnify an officer or director from and against expense, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with threatened, pending or completed legal proceedings including, in certain circumstances, proceedings by or in the right of the Company, in which such Insider is involved by reason of such Insider's relationship with the Company, provided that a determination has been made (by the directors, independent legal counsel in a written opinion, the shareholders or the court) that such Insider acted in good faith and in a manner that such Insider reasonably believed to be in the best interests of the Company and, in a criminal proceeding, if the Insider had no reasonable cause to believe that such person's conduct was unlawful. To the extent that an Insider is successful on the merits in any such proceeding, the Code provides that such director or officer shall be indemnified.

     Article 5 of the Company's Amended Articles of Incorporation ("Articles of Incorporation") limits the liability of directors to the fullest extent permissible under California law. In addition, Article 6 of the Articles of Incorporation provides for indemnification of Insiders to the fullest extent permissible under California law. Currently under the Code, this shields Insiders from all liability, including for breach of fiduciary duty as a director, except (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that the Insider believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith, (iii) for any transaction in which the Insider derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the Insider's duty to the Company or its shareholders in circumstances in which the Insider was aware, or should have been aware, in the ordinary course of performing the Insider's duties, of a risk of serious injury to the Company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the Insider's duty to the Company or its shareholders, (vi) under Section 310 of the Code involving contracts or transactions in which a director has a material financial interest or (vii) under Section 316 of the Code involving unlawful distributions to shareholders and unlawful loans or guarantees.

     Section 5.06 of the Company's Bylaws authorizes the Company to indemnify its directors and officers, as well as to enter into indemnity agreements with its officers and directors, in a manner that is not materially different from that provided by Section 317 of the Code.

Item 16.  EXHIBITS.

                                                            EXHIBIT INDEX
                                                                                    Sequentially
Exhibit No.                            Description                                 Numbered Page
    4.1                   Specimen of Common Stock Certificate
                          (Incorporated by reference to Exhibit 4.1
                          to the Company's Registration Statement
                          on Form S-1 (Reg. No. 33-38255)

    5.1                   Opinion and consent of White & Case

    23.1                  Written consent of Coopers & Lybrand L.L.P.

    23.2 Written consent of White & Case (included in their opinion filed as Exhibit 5.1 hereto)

    24.1 Power of Attorney appointing Philip C. Gevas and Frederick W. Jacobs to sign and file amendments hereto (included on page II-5).


Item 17.  UNDERTAKINGS.

(a)       The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

        (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
            Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indem-nification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, Florida, on the 11th day of July, 1997.

                              Aphton Corporation



                              By: /s/ Philip C. Gevas
                                 Philip C. Gevas
                                 Chairman, President, CEO and CFO


                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, each person whose signature appears below constitutes and appoints Philip C. Gevas and Frederick W. Jacobs, jointly and severally, as attorneys-in-fact, each with power of substitution, for such person in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                                 Title                             Date
/s/ Philip C. Gevas                         Chairman of the Board,            July 11, 1997
Philip C. Gevas                             Chief Executive Officer,
                                            President and Chief
                                            Financial Officer

/s/ Frederick W. Jacobs                     Controller                        July 11, 1997
Frederick W. Jacobs

/s/ Robert S. Basso                         Director                          July 11, 1997
Robert S. Basso

/s/ William A. Hasler                       Director                          July 11, 1997
William A. Hasler

/s/ Nicholas John Stathis                   Director                          July 11, 1997
Nicholas John Stathis